Exhibit 99.1
FOR IMMEDIATE RELEASE

Monmouth to be Acquired by ILPT for Approximately $4.0 Billion

Comprehensive Strategic Review Process Results in All-Cash, Value-Maximizing Transaction

Shareholders to Receive $21.00 Per Share in Cash

Holmdel, N.J. – November 5, 2021 – Monmouth Real Estate Investment Corporation (NYSE: MNR), or Monmouth, announced today that it has entered into a definitive merger agreement with Industrial Logistics Properties Trust (Nasdaq: ILPT) under which ILPT will acquire all of the outstanding shares of Monmouth for $21.00 per share in an all-cash transaction valued at approximately $4.0 billion including the assumption of debt and the committed acquisition and expansion pipeline (the “Transaction”). The Transaction has been unanimously approved by Monmouth’s Board of Directors.

The Transaction price of $21.00 per share represents a 24% premium to the unaffected closing share price of $16.99 on December 18, 2020 and a 36% premium to the 30-day volume weighted average unaffected trading share price of $15.43.

This Transaction with ILPT is the culmination of the comprehensive strategic review processes undertaken by Monmouth’s Board of Directors, which were publicly announced and re-initiated in early September of this year following the prior comprehensive process initiated in January of this year. As part of these processes, Monmouth’s Board and advisors invited over 90 potential counterparties to participate including strategic acquirers, private equity firms, pension and sovereign wealth funds, investment management firms and all parties that had publicly or confidentially expressed interest to the Company or its advisors in acquiring the Company. The transaction announced today represents the highest bid received by the Company and is an all-cash transaction.

Michael Landy, President and CEO, said, “The Monmouth Board and management team have stayed focused on maximizing value for our shareholders, and we are pleased to have reached this definitive agreement with ILPT to deliver immediate and certain all-cash value to our shareholders at a significant premium. The substantial interest in our company is a testament to our success building a best-in-class net-leased industrial real estate portfolio that is well positioned to benefit from the accelerated adoption of e-commerce. After over 50 years of success, we are thankful to all of our dedicated employees and partners for their hard work in building a great company and for helping us to deliver this terrific outcome for our shareholders. Much gratitude is warranted for the strong leadership and unwavering dedication provided by our Founder and Chairman, Eugene Landy throughout our 53-year journey.”

Brian Haimm, Lead Independent Director of Monmouth’s Board, said, “Today’s announcement is the result of an exhaustive strategic review process in which the highest bid prevailed. The entire Board unanimously believes this transaction delivers compelling value to our shareholders and recognizes the value of Monmouth’s high quality logistics portfolio.”

Transaction Details

The Transaction is expected to close in the first half of 2022, subject to approval by Monmouth’s shareholders and the satisfaction of other customary closing conditions. The Transaction is not contingent upon financing.

Under the terms of the agreement, Monmouth shareholders will be entitled to receive the previously announced dividend of $0.18 payable on December 15, 2021. If the Transaction is not consummated by March 31, 2022, Monmouth shareholders will also be entitled to receive a dividend for that completed quarter up to $0.18 if and as declared. In addition, Monmouth plans to continue to pay its regular quarterly 6.125% Series C Cumulative Redeemable Preferred Stock dividend through the closing of the Transaction.

Upon completion of the Transaction, Monmouth’s common stock will no longer be listed on the New York Stock Exchange.

Due to the pending Transaction, Monmouth will not hold a conference call following the upcoming release of its fourth quarter and full year financial results. The Company will file its 10-K by the applicable November deadline.

Advisors

J.P. Morgan Securities LLC and CS Capital Advisors, LLC are acting as financial advisors and Wachtell, Lipton, Rosen & Katz and Stroock & Stroock & Lavan LLP are serving as legal advisors to Monmouth.

About Monmouth
Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 123 properties containing a total of approximately 25.2 million rentable square feet, geographically diversified across 32 states. In addition, the Company’s acquisition pipeline contains three built-to-suit properties under contract representing an additional 1.1 million rentable square feet. The Company’s occupancy rate as of this date is 99.7%.

Additional Information and Where to Find It
In connection with the Transaction, Monmouth intends to file with the U.S. Securities and Exchange Commission (“SEC”) a proxy/solicitation statement and associated white proxy card, which will be sent to the common stockholders of Monmouth seeking their approval of the merger (the “proxy statement”).  Monmouth may also file other documents regarding the Transaction with the SEC. This communication is not intended to be, and is not, a substitute for such filings or for any other document that Monmouth may file with the SEC in connection with the Transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE ENTIRE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Monmouth, when they become available, through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC on Monmouth’s website at www.mreic.reit.

Participants in the Solicitation
Monmouth and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from Monmouth’s stockholders in connection with the Transaction under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Monmouth in Monmouth’s Annual Report on Form 10-K for Monmouth’s fiscal year ended September 30, 2020, which was filed with the SEC on November 23, 2020, as well as in its other filings with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC in respect of the Transaction when they become available.

Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding consummating the merger and the timing thereof. Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect Monmouth’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement, including, without limitation, (i) inability to complete the Transaction because, among other reasons, one or more conditions to the closing of the Transaction may not be satisfied or waived; (ii) uncertainty as to the timing of completion of the Transaction; (iii) potential adverse effects or changes to relationships with tenants, employees, service providers or other parties resulting from the announcement or completion of the Transaction; (iv) the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement; (v) possible disruptions from the Transaction that could harm Monmouth’s business, including current plans and operations; (vi) unexpected costs, charges or expenses resulting from the Transaction; (vii) legislative, regulatory and economic developments; and (viii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities and epidemics and pandemics, including COVID-19, as well as management’s response to any of the aforementioned factors. Monmouth does not guarantee that the Transaction and events described will happen as described (or that they will happen at all).  For a further discussion of other factors that could cause Monmouth’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Monmouth’s most recent Annual Report on Form 10-K and in its Quarterly Reports on Form 10-Q for subsequent quarters.

While forward-looking statements reflect Monmouth’s good faith beliefs, they are not guarantees of future performance. Monmouth disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contacts:

Investors
Becky Coleridge
(732) 577-9996
mreic@mreic.com

Media
Andrew Siegel / Lyle Weston
Joele Frank
(212) 355-4449